EXHIBIT 10.2

 FINANCIAL ASSURANCES AGREEMENT
 This Financial Assurances Agreement made effective as of the 30th day of November, 2017.
BETWEEN:
TRANSCANADA PIPELINES LIMITED
a Canadian corporation
(hereinafter called "TransCanada")
AND:

PORTLAND NATURAL GAS TRANSMISSION SYSTEM
a Maine general partnership
(hereinafter called "Shipper")

WITNESSES THAT:
WHEREAS, upon Shipper and TransCanada executing this Financial Assurances Agreement (hereinafter called the "Financial Assurances Agreement"), Shipper and TransCanada shall enter into a Precedent Agreement (hereinafter called the "Precedent Agreement") wherein both parties shall agree, subject to satisfaction of the conditions contained in the Precedent Agreement, to enter into Firm  Transportation Service Contracts for each Phase (as defined below) substantially in the form attached as Exhibit "A" to the Precedent Agreement (each a "Contract" and collectively the "Contracts"); and
WHEREAS, each Contract, upon execution, will be for gas transportation and related services where TransCanada determined it must construct facilities in order to provide such service (the "Expansion Capacity Service") and would provide for TransCanada to transport for the account of Shipper up to 174,311 GJ/d of natural gas from the Union Dawn Receipt Point and 8,440 GJ/d of natural gas from the Parkway Receipt Point to, in both cases, the East Hereford, Quebec Delivery Point  (into the PNGTS system); and
WHEREAS, the Expansion Capacity Service is anticipated to be on a three phased-basis commencing (for each phase, its "In-Service Date") as follows (such three phases are sometimes referred to individually as a "Phase"):

·
Commencing on the 1st of November, 2018 or as soon as possible thereafter, 39,663 GJ/day from the Dawn Receipt Point and 2,651 GJ/day from the Parkway Receipt Point for an aggregate of 42,314 GJ/day, for a term of 22 years ("Phase I");

·
Commencing on the 1st of November, 2019 or as soon as possible thereafter, 159,960 GJ/day from the Dawn Receipt Point and 7,481 GJ/day from the Parkway Receipt Point for an aggregate of 167,441 GJ/day, for a term of 21 years ("Phase II");and

·
Commencing on the 1st of November, 2020 or as soon as possible thereafter, 174,311 GJ/day from the Dawn Receipt Point and 8,440 GJ/day from the Parkway Receipt Point for an aggregate of 182,751 GJ/day, for a term of 20 years (transportation services commencing at this time shall be referred to as "Phase III" of the Expansion Capacity Service); and

WHEREAS the General Terms and Conditions of TransCanada's Canadian Mainline Transportation Tariff that are applicable to each Contract, as such may be amended, replaced or varied from time to time (hereinafter called the "Tariff"), sets out that TransCanada may request and Shipper shall provide if TransCanada so requests, financial assurances for the payment of the charges to be paid by Shipper pursuant to the Contract; and
WHEREAS, the parties wish to enter into this Financial Assurances Agreement for the purpose of describing the manner in which such security is to be provided by Shipper.
NOW THEREFORE THIS FINANCIAL ASSURANCES AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements contained herein, Shipper and TransCanada agree as follows:
1.
Prior to the execution of each Contract, TransCanada may request financial assurances from Shipper in respect of a particular Phase and the related Contract, in form and substance acceptable to TransCanada and in an amount determined in accordance with the Tariff for the Expansion Capacity Service. Shipper shall provide such financial assurances within four (4) Banking Days of TransCanada's request or such other time as may be set forth by TransCanada in the request.  Upon receipt by TransCanada of the requested financial assurances, section of the Precedent Agreement shall be satisfied with respect to the corresponding Phase, and until receipt by TransCanada of the requested financial assurances, section of the Precedent Agreement shall not be satisfied with respect to the corresponding Phase.

2.
TransCanada may request that Shipper at any time and from time to time prior to and during service, provide TransCanada with financial assurances acceptable to TransCanada, in form and substance satisfactory to TransCanada and in an amount determined in accordance with the Tariff for Expansion Capacity Service (the "Financial Assurances Request").

3.	Shipper shall provide TransCanada with the financial assurances requested in the Financial Assurances Request within the time period set out in the Tariff.
4.
If Shipper fails to provide TransCanada with the financial assurances requested, then TransCanada may, in addition to any other remedy available to it, exercise any remedies available to it in the Precedent Agreement, any Contract or the Tariff.

5.	This Financial Assurances Agreement shall become effective on the date of execution hereof and shall remain in effect until:
(a)	the Precedent Agreement is terminated by either party in accordance with the terms thereof and all of the Shipper's obligations pursuant to the Precedent Agreement have been satisfied, and
(b)
if any Contract is executed, then with regard to the financial assurances associated with a specific Contract only and not the financial assurances associated with any other Contract, the rights and obligations hereunder shall terminate in the event:

(i)	the Contract is terminated by either party in accordance with the terms thereof and all of the Shipper's obligations pursuant to the Contract have been satisfied; or
(ii)	all of the Shipper's obligations pursuant to the Contract for the initial term have been satisfied; or
(iii)
the Contract is assigned in full by Shipper to one or more third parties with the consent of TransCanada; provided that such third parties agree to assume all obligations under the Contract and execute financial assurance agreements, in a form satisfactory to TransCanada.

6.	For greater certainty, this Financial Assurances Agreement is deemed to be a financial assurances agreement under the Tariff.
7.
This Financial Assurances Agreement and the rights and obligations of the parties hereunder shall be subject to all present and future laws, rules, regulations, decisions and orders of any legislative body or duly constituted authority now or hereafter having jurisdiction over any of the matters contained herein, including without limitation the General Terms and Conditions of the Tariff.

8.
Any notice, request or demand (hereinafter called a "Notice") to or upon the respective parties hereto, shall be in writing and shall be validly communicated by the delivery thereof to its addressee, either personally or by courier, first class mail,  telecopier or email to the address hereinafter mentioned:

In the case of TransCanada:	TRANSCANADA PIPELINES LIMITED
Delivery Address:	TransCanada PipeLines Tower
450 – 1st Street S.W.
Calgary, Alberta
T2P 5H1
Mailing Address:	P.O. Box 1000, Station M
Calgary, Alberta
T2P 4K5
Attention: Director, Counterparty Risk
Telecopier: (403) 920-2359

Email:	counterparty_risk@transcanada.com

In the case of Shipper:	Portland Natural Gas Transmission System
Delivery Address:	700 Louisiana Street
Houston, Texas
77002-2700

Mailing Address:	Same As Above

Attention: Vice-President, Business Development
Telecopier: 832-320-5555

Email :	Email Address: russell_mahan@transcanada.com

Any Notice shall be sent in order to ensure prompt receipt by the other party.  Such Notice sent as aforesaid shall be deemed to have been received by the party to whom it is sent:  (a) at the time of its delivery if personally delivered or if sent by telecopier or email, or (b) on the business day following transmittal thereof if sent by courier, or (c) on the third (3rd) Banking Day following the transmittal thereof if sent by first class mail; provided, however, that in the event normal mail service, courier service,  telecopier or email  shall be interrupted by a cause beyond the control of the parties hereto, then the party sending the Notice shall utilize any of the said services which has not been so interrupted or shall personally deliver such Notice.  Each party shall provide Notice to the other of any change of address for the purposes hereof.
9.
Any company which shall succeed by purchase, merger or consolidation to the assets substantially or in entirety, of Shipper or TransCanada, as the case may be, shall be entitled to the rights and shall be subject to the obligations of its predecessor under this Financial Assurances Agreement.  Either party may, without relieving itself of its obligations under this Financial Assurances Agreement, assign any of its rights and obligations hereunder to an affiliate

(as such term is defined in the Canada Business Corporations Act) of such party without the consent of the other party hereto, but otherwise no assignment of this Financial Assurances Agreement or any of the rights or obligations hereunder shall be made unless there first shall have been obtained the written consent thereto of the other party, such consent not to be unreasonably withheld.  Notwithstanding the foregoing, Shipper may not assign its rights or obligations hereunder unless Shipper concurrently assigns its rights and/or obligations under the Precedent Agreement or the Contracts to the same assignee.  It is agreed, however, that the restrictions on assignment contained in this paragraph shall not in any way prevent either party to this Financial Assurances Agreement from pledging or mortgaging its rights hereunder as security for its indebtedness.  This Financial Assurances Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.
10.	This Financial Assurances Agreement shall be construed and applied in accordance with, and be subject to, the laws of the Province of Alberta, and, where applicable, the laws of Canada.
11.
If any provision of this Financial Assurances Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or enforceability shall apply only to such provision and all other provisions hereof shall continue in full force and effect.

12.
TransCanada and Shipper hereby stipulate and agree that this Financial Assurances Agreement is executed for the sole benefit of TransCanada and Shipper, including all successors and assignees permitted under the terms of this Financial Assurances Agreement.  TransCanada and Shipper expressly intend that no rights under this Financial Assurances Agreement inure to any other parties.

13.	Shipper acknowledges and agrees that it has reviewed and is familiar with the terms, conditions and provisions of the Tariff.
14.	TransCanada and Shipper agree that any upper case terms not defined herein shall have the meaning ascribed thereto in the Tariff.
15.
No personal liability whatsoever will be attached to, be imposed upon, or otherwise be incurred by, any partner, agent, management official or employee of Shipper (or any shareholder, director, officer or employee of Shipper) for any liability that may arise by reason of this Financial Assurances Agreement or for any claim based on such liability, other than by a partner in respect of assets of Shipper held in the name of, or on behalf by, such partner.  The sole recourse of TransCanada for any such liability or claim is limited to the assets of Shipper, whether held in its own name or held for Shipper in the name of one or more of its partners.

16.	This Financial Assurances Agreement may be so executed in counterpart and a complete set of counterpart pages shall be provided to each party.

IN WITNESS WHEREOF, the parties hereto have executed this Financial Assurances Agreement as of the date first above written.

PORTLAND NATURAL GAS TRANSMISSION SYSTEM By its Operator, PNGTS Operating Co., LLC		TRANSCANADA PIPELINES LIMITED
Per:	/s/ James Eckert	Per:	/s/ Karl Johannson
	Name: James Eckert		Name: Karl Johannson
	Title: President		Title: Executive Vice-President & President, Canada & Mexico, Natural Gas Pipelines & Energy

Per:	/s/ Lauri Newton	Per:	/s/ Don Bell
	Name: Lauri Newton		Name: Don Bell
	Title: Chief Compliance Officer, FERC		Title: General Manager

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